Terra Nitrogen Company, L.P. reports fourth quarter and full-year results;
declares cash distribution
Sioux City, Iowa (February 7, 2008)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net income of $67.8 million, or $3.59 per limited partnership unit, on revenues of $197.6 million for the fourth quarter ended Dec. 31, 2007. This compares with net income of $17.5 million, or $.93 per limited partnership unit, on revenues of $118.5 million for the 2006 fourth quarter. TNCLP’s 2007 net income was $205.8 million, or $10.90 per unit, on revenues of $636.3 million, compared to net income of $46.2 million, or $2.45 per unit, on revenues of $425.1 million for 2006.
TNCLP also announced a cash distribution for the quarter ended Dec. 31, 2007, of $4.45 per limited partnership unit payable Feb. 27, 2008, to holders of record as of Feb. 12, 2008. Cash distributions depend on TNCLP’s earnings, which can be affected by nitrogen selling prices, natural gas costs, seasonal demand factors, production levels and weather, as well as cash requirements for working capital requirements and capital expenditures. Cash distributions per limited partnership unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed the targeted levels set forth in the Agreement of Limited Partnership. Those targeted levels will be attained if cash distributions paid for the quarter ending March 31, 2008, are greater than $2.86 per limited partnership unit.
Analysis of results
Fourth quarter
TNCLP’s fourth quarter earnings improvement over those of last year was due to higher nitrogen products sales volumes and selling prices, partially offset by higher natural gas costs. The 2007 fourth quarter was characterized by strong commodity grain prices and robust U.S. nitrogen demand for 2008 corn and wheat applications. From the 2006 to the 2007 fourth quarter, TNCLP’s:
•	Ammonia and UAN sales volumes increased by 21 and 6 percent, respectively.

•	Ammonia and UAN selling prices increased by 28 percent and 73 percent, respectively.

•	Natural gas unit costs increased by 18 percent.

Full-year
TNCLP’s 2007 earnings improvement over those of 2006 was due to higher sales volumes and selling prices, and lower natural gas costs. 2007 results were affected by the same factors affecting fourth quarter results: strong commodity grain prices driven by low global grain inventories and a tight global nitrogen supply/demand balance. From 2006 to 2007, TNCLP’s:
•	Ammonia and UAN sales volumes increased by 27 and 10 percent, respectively.

•	Ammonia and UAN selling prices increased by 10 and 45 percent, respectively.

•	Natural gas unit costs decreased by 1 percent.
Forward natural gas position
TNCLP’s forward purchase contracts at Dec. 31, 2007, fixed prices for about 38 percent of its next 12 months’ natural gas requirements at $4.7 million above published forward markets at that date. TNCLP has entered into these forward gas positions to secure margins on nitrogen products sold forward at fixed prices.
About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about TNCLP’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in TNCLP’s most recent report on Form 10-K and TNCLP’s other documents on file with the Securities and Exchange Commission. TNCLP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note:	Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ website, www.terraindustries.com.
(Tables follow)

Terra Nitrogen Company, L.P.
Condensed Consolidated Statements of Income
(in thousands except per-unit amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2007	2006	2007	2006

Product revenues	$197,491	$118,272	$635,510	$424,698
Other income	69	203	798	399

Total revenues	197,560	118,475	636,308	425,097

Cost of goods sold	123,315	99,164	414,686	371,971

Total gross profit	74,245	19,311	221,622	53,126

Operating expenses	8,069	2,344	21,169	8,634
Interest income—net	(1,608)	(576)	(5,329)	(1,700)

Net income	$67,784	$17,543	$205,782	$46,192

Earnings per limited partnership unit	$3.59	$.93	$10.90	$2.45

The amount of net income allocable to the Limited Partners’ interest is based on the Partnership’s net income and the proportionate share of cash distributed to the Limited Partners and the General Partner.
Nitrogen Volumes and Prices

	2007		2006
	Sales	Average	Sales	Average
	Volumes	Unit Price	Volumes	Unit Price
Fourth quarter	(000 tons)	($/ton)[1]	(000 tons)	($/ton) [1]

Ammonia	128	397	106	309
UAN	602	218	569	126

Full year

Ammonia	349	380	274	344
UAN	2,300	195	2,089	135
Natural Gas Costs/MMBtu2

Three Months Ended		Twelve Months Ended
Dec. 31,		Dec. 31,
2007	2006	2007	2006
$7.24	$6.11	$6.84	$6.91

1.	After deducting outbound freight costs.

2.	Including effect of forward natural gas position.

Terra Nitrogen Company, L.P.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$246,140	$62,287
Demand deposit with affiliate	—	2,457
Accounts receivable	49,635	37,676
Inventories	19,343	22,709
Other current assets	4,906	3,334

Total current assets	320,024	128,463

Property, plant and equipment, net	71,289	74,096
Other assets	22,473	15,655

Total assets	$413,786	$218,214

LIABILITIES
Accounts payable and accrued liabilities	$49,825	$38,342
Customer prepayments	154,644	35,326

Total current liabilities	204,469	73,668

Other liabilities	2,218	474

Total liabilities	206,687	74,142

PARTNERS’ EQUITY	207,099	144,072

Total liabilities and partners’ equity	$413,786	$218,214